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                                                                    EXHIBIT 11.1


                   MONARCH DENTAL CORPORATION AND SUBSIDIARIES
                       COMPUTATION OF NET INCOME PER SHARE
                  (Dollars in thousands, except per share data)

                                                         Year Ended December 31,
                                                         -----------------------
                                                            2000          1999
                                                         ---------     ---------
Net income (loss)                                        $    (482)    $   6,581
                                                         =========     =========
Weighted average common shares outstanding                  12,874        12,507

Weighted average common equivalent shares outstanding           --             7
                                                         ---------     ---------
Weighted average common and common equivalent
  shares outstanding                                        12,874        12,514
                                                         =========     =========
NET INCOME (LOSS) PER COMMON SHARE:
Net income (loss)                                        $   (0.04)    $    0.53
                                                         =========     =========
NET INCOME (LOSS) PER SHARE - ASSUMING DILUTION:
Net income (loss)                                        $   (0.04)    $    0.53
                                                         =========     =========